Schedule A
Dated July 17, 2021
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 3/31	Class	Expense Limit	Termination Date
Touchstone Flexible Income Fund	A	1.04%	July 29, 2022
	C	1.79%
	Y	0.79%
	Institutional	0.69%
Touchstone Focused Fund	A	1.20%	July 29, 2022
	C	1.95%
	Y	0.95%
	Institutional	0.83%
Touchstone Global ESG Equity Fund	A	1.17%	July 29, 2022
	C	1.99%
	Y	0.90%
	Institutional	0.89%
Touchstone Growth Opportunities Fund	A	1.24%	July 29, 2022
	C	1.99%
	Y	0.99%
	Institutional	0.89%
Touchstone Mid Cap Growth Fund	A	1.39%	July 29, 2022
	C	2.14%
	Y	1.14%
	Institutional	0.86%
	R6	0.77%
Touchstone Sands Capital Emerging Markets Growth Fund	A	1.60%	July 29, 2022
	C	2.35%
	Y	1.35%
	Institutional	1.25%
	R6	1.19%
Touchstone Strategic Income Opportunities Fund	A	1.00%	July 29, 2023
	C	1.71%
	Y	0.75%
	Institutional	0.65%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr. President

By:	/s/Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer